Exhibit 10.27.11

Dated                 2009

(1)	PARIS RE

(2)	BNY MELLON ASSET SERVICING B.V.,
LONDON BRANCH

(3)	CALYON

ACCOUNT CONTROL AGREEMENT

Clause		Page
1	Interpretation	2

2	Supplementary Agreement to the Custody Agreement	3

3	The Charged Accounts and the Pre-Payment Fund	3

4	Notice and acknowledgement of charge	4

5	Priority of Lien	4

6	Control of the Charged Accounts	4

7	Statements, Confirmations and Notices of Adverse Claims	5

8	Limited Responsibility of the Custodian	6

9	Representation and Warranty of the Client	6

10	Undertaking of the Client	6

11	Undertakings of the Custodian	7

12	Indemnification of the Custodian	7

13	The Custody Agreement	7

14	Termination	8

15	Amendments	9

16	Severability	9

17	Successors and Assignment	10

18	Notices	10

19	Counterparts	10

20	Third Party Rights	10

21	Law and Jurisdiction	10

THIS ACCOUNT CONTROL AGREEMENT (the “Agreement”) is made on                     2009

BETWEEN:

1.	PARIS RE, a company incorporated in France whose registered address is at 39, rue du Colisée, 75008 Paris (the “Client”);

2.	BNY MELLON ASSET SERVICING B.V., LONDON BRANCH a company incorporated under the laws of the Netherlands, whose registered address is at 160 Queen Victoria Street, London EC4V 4LA, United Kingdom (the “Custodian”); and

3.	CALYON, a company incorporated in France whose registered address is at 9, quai du President Paul Doumer - 92920 Paris La Defense cedex, France (the “Security Holder”).

RECITALS:

(A)	The Client and the Security Holder are parties to the Charge over Custody Accounts Agreement.

(B)	The Custodian and the Client are parties to the Custody Agreement.

(C)	Under the terms of the Charge over Custody Accounts Agreement, the Client has irrevocably and unconditionally granted a first rank Charge over Custody Accounts in favour of the Security Holder, as continuing security for its obligations under the Charge over Custody Accounts Agreement and this Agreement, over al! of its right, title, interest and benefit, existing now or in the future, in and to the Charged Accounts and any cash and assets which stand to the credit thereof from time to time.

(D)	The Client, the Custodian and the Security Holder are entering into this Agreement to provide for the control of the Charged Accounts and the Client and the Security Holder are entering into this Agreement to perfect the security interest of the Security Holder therein.

(E)	The Client and the Custodian are entering into this Agreement to provide that the Charged Accounts are to be subject to the Custody Agreement as varied and supplemented by the terms of this Agreement.

Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1	Interpretation

1.1	Unless the context otherwise requires or unless otherwise defined in this Agreement, words and expressions used in this Agreement or in the recitals shall have the meaning given in the Custody Agreement and the Charge over Custody Accounts Agreement and the following terms have the meaning given in this Clause 1.1.

“Charged Accounts” means the accounts as set out in Schedule 1, which may be amended from time to time.

“Custody Agreement” means the Global Custody Agreement in rider form between the Client and the Custodian and the Global Custody Agreement between Paris Re Holdings Limited and the Custodian, both dated 12 July 2007.

“Charge over Custody Accounts Agreement” means the English Law first ranking security agreement dated January 21st 2009 between the Security Holder and the Client under which the Client grants security in favour of the Security Holder.

1.2	In this Agreement, save where the context otherwise requires:-

(a)	any reference to a “party” is to a party hereto;

(b)	clause and schedule headings are inserted for convenience only and shall not be taken into account in its interpretation;

(c)	the singular includes the plural where the context so requires and vice versa;

(d)	a natural person includes legal persons and vice versa;

(e)	words importing the masculine gender shall include the feminine gender and vice versa;

(f)	any reference to a “Clause” or “Schedule”, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement;

(g)	any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(h)	any reference to a statute or statutory instrument shall be construed as a reference to such statute or statutory instrument as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted or replaced.

2	Supplementary Agreement to the Custody Agreement

2.1	The account details of which appear in Schedule 1 (Charged Accounts) shall, with effect from the date hereof, constitute the Charged Accounts for the purposes of the Security Agreement and this Agreement.

2.2	The accounts which constitute the Charged Accounts may from time to time be changed, and details of them amended, on written notice from the Client but subject to the written agreement of the Custodian and the Security Holder. The Client may from time to time, without need for consent of the Security Holder, by agreement with the Custodian, designate further accounts held with the Custodian under the Custody Agreement as Charged Accounts. These furter accounts will come in addition to the existing Charged Accounts and not in substitution of the existing Charged Accounts.

2.3	Notwithstanding Clause 2.1 or any other provision of this Agreement, no representation or warranty is made or given by the Custodian in respect of the validity or effectiveness of any charge or other security granted by the Client in favour of the Security Holder.

2.4	The Client shall, and shall procure that its portfolio managers and other agents will, only issue instructions to the Custodian in relation to the Charged Accounts that lead to settlement and safekeeping of securities as permitted in accordance with the Custody Agreement and the Charge over Custody Accounts Agreement.

2.5	Neither the Client nor the Security Holder shall at any time give, or purport to give, instructions to any sub-custodian appointed by the Custodian in accordance with the Custody Agreement.

2.6	If the Custodian receives a Notice of Exclusive Control with respect to the Charged Accounts which is signed by an officer, or person purporting to be an officer, of the Security Holder then the Custodian shall be protected to like extent as provided in clause 4 (Instructions) of the Custody Agreement at all times in following instructions given by the Security Holder with respect to the Charged Accounts. All such instructions shall be deemed to be Authorised Instructions, as defined in the Custody Agreement, given on behalf of the Client.

2.7	Except as varied herein as between the parties hereto, the Custody Agreement is hereby ratified and confirmed and remains in full force and effect.

3	The Charged Accounts

The Custodian hereby confirms that (a) the Charged Accounts have been duly established pursuant to the Custody Agreement in the name of the Client and (b) to the best of the Custodian’s knowledge, except for the claims, rights and interest of the Security Holder and the

Client in the Charged Accounts and any claim, right, title or interest of any sub-custodian that may exist or arise in relation thereto, the Custodian does not know of any claim of any person to or right or interest of any person in, or in relation to, the Charged Accounts.

4	Notice and acknowledgement of charge

4.1	Subject to Clause 2.3, the Custodian hereby acknowledges the charges created in favour of the Security Holder under clause 3 (Charge and Assignment) of the Charge over Custody Accounts Agreement, including the charges over each of the Charged Accounts and over cash and assets which may from time to time stand to the credit thereof, and acknowledges and consents to the assignment by way of charge under clauses 3 (Charge and Assignment) of the Charge over Custody Accounts Agreement of all right, title, interest and benefit of the Client in, to, under or in respect of the Charged Accounts.

4.2	Subject to Clause 2.3, the Custodian hereby acknowledges that this Agreement constitutes notice of those charges under the terms of the Charge over Custody Accounts Agreement.

5	Priority of Lien

5.1	The Custodian agrees and acknowledges that, notwithstanding any other provision of this Agreement or the Custody Agreement, all such rights as it may from time to time have in respect of the Charged Accounts or any cash or asset held therein or any credit balance thereon pursuant to the Custody Agreement are subject to all such liens, encumbrances, claims and rights of set off that the Security Holder may have with respect thereto under the Charge over Custody Accounts Agreement and this Agreement.

5.2	To the extent that the Client owes the Custodian any amounts incurred by the Custodian in connection with the custody of the Charged Accounts, the Client and the Custodian acknowledge that the Custodian may not debit those amounts from the Charged Accounts.

6	Control of the Charged Accounts

6.1	Notwithstanding the provisions of the Custody Agreement, the Custodian shall not comply with any instruction from the Client to transfer or otherwise release any cash or asset out of the Charged Accounts without the consent of the Security Holder except as provided in this Clause 6.

6.2	Until such time as the Security Holder delivers a written notice to the Custodian that the Security Holder is thereby exercising exclusive control over the Charged Accounts (the “Notice of Exclusive Control”), the Custodian shall in relation to the Charged Accounts, to the extent that the same are permitted under this Clause 6, follow instructions which are given by or on behalf of the Client, or which are purported to be given by or on behalf of the Client, which shall be deemed to be Authorised Instructions, as defined in the Custody Agreement.

6.3	Prior to receipt by the Custodian of a Notice of Exclusive Control, the Custodian shall not, in relation to the Charged Accounts, follow instructions given by any person which do not purport to be Authorised Instructions given by or on behalf of the Client as provided for in [clause 4 (Instructions)] of the Custody Agreement.

6.4	After the Custodian receives a Notice of Exclusive Control, in relation to the Charged Accounts:-

(a)	the Custodian shall, without need for consent of the Client, comply with instructions of the Security Holder;

(b)	the Client shall not at any time purport to give any instruction;

(c)	the Custodian shall not at any time comply with instructions of the Client or of any other person (other than the Security Holder) unless the Security Holder has consented in writing to them;

(d)	all instructions given by an officer, or person purporting to be an officer, of the Security Holder shall be deemed to be Authorised Instructions, as defined in the Custody Agreement, given on behalf of the Client;

(e)	the Custodian shall at all times be protected as provided in [clause 4 (Instructions)] of the Custody Agreement in following instructions given by an officer, or person purporting to be an officer, of the Security Holder.

7	Statements, Confirmations and Notices of Adverse Claims

7.1	The Custodian shall send copies of all statements and confirmations concerning the Charged Accounts to the Client at the address set forth in the heading of this Agreement.

7.2	Upon the request of the Security Holder, the Custodian shall send to the Security Holder, at the address set forth in the heading of this Agreement, copies of all monthly statements and all other regular periodic reports delivered by the Custodian to the Client with respect to the Charged Accounts.

7.3	No disclosure of any information by the Custodian to the Security Holder in connection with the Charged Accounts shall at any time constitute a breach of [clause 19 (Confidentiality)] of the Custody Agreement.

7.4	Upon receipt of written notice of any lien, encumbrance or adverse claim against the Charged Accounts or in any cash or asset held therein outside the ordinary course of operation of the Custody Agreement, the Custodian shall notify the Client and the Security Holder thereof.

8	Limited Responsibility of the Custodian

8.1	The Custodian shall have no responsibility or liability:-

(a)	to the Security Holder for settling transactions in assets held in the Charged Accounts on the instructions of the Client, in accordance with clause 4 (Instructions) of the Custody Agreement, which are received by the Custodian before the Custodian receives a Notice of Exclusive Control; or

(b)	to the Client for complying with a Notice of Exclusive Control or complying with instructions given by an officer, or a person purporting to be an officer, of the Security Holder in accordance with Clause 2.6 or Clause 6.4; or

(c)	to the Security Holder with respect to the value of the Charged Accounts or any asset held therein.

8.2	This Agreement does not create any obligation or duty of the Custodian other than those expressly set forth herein.

9	Representation and Warranty of the Client

The Client represents and warrants to the Custodian and the Security Holder that the Charged Accounts, and any interest therein, are beneficially owned by the Client, free from any Encumbrance, other than any Encumbrance created by the Charge over Custody Accounts Agreement and any Encumbrance permitted under Clause 5 (Priority of Lien).

10	Undertakings of the Client

10.1	The Client undertakes that it will not, during the subsistence of the Security Agreement, give an instruction to the Custodian which causes the Custodian to create, grant or permit to exist any Encumbrance over the Charged Accounts other than the Encumbrances created by the Charge over Custody Accounts Agreement.

10.2	The Client undertakes that it will ensure that any amounts owing by it under clause 16 (Remuneration) of the Custody Agreement (other than amounts outstanding on settlement) are promptly paid to the Custodian, within the 40 days allowed by the said clause 16, otherwise than by application or debiting of the Charged Accounts or any cash or asset held therein or any credit balance thereon.

10.3	For the purposes of payment of amounts owing by it under clause 16 (Remuneration) of the Custody Agreement (other than amounts outstanding on settlement), including amounts owing by it in respect of the custody of the Charged Accounts, the Client shall procure that there shall be held by the Custodian one or more accounts, other than the Charged Accounts which the Custodian shall be entitled to apply or debit in payment of such amounts that are not paid within the 40 days allowed by the said clause 16, and the Client shall procure that such account or accounts are at all times kept funded in excess of such amounts.

11	Undertakings of the Custodian

Without the prior written consent of the Security Holder, the Custodian shall not give, and the Client shall not seek from the Custodian, any express acknowledgment of the existence or of the creation or grant of any Encumbrance over the Charged Accounts other than in the ordinary course of operation of the Custody Agreement or other than in respect of the Encumbrance created by the Charge over Custody Accounts Agreement.

12	Indemnification of the Custodian

The Client hereby agrees to indemnify and hold harmless the Custodian, its directors, officers, agents and employees against any and all claims, causes of action, liabilities, lawsuits, demands and damages, including, without limitation, any and all court costs and reasonable attorney’s fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereof, except to the extent that the same result from the Custodian’s gross negligence, wilful misconduct or fraud.

13	The Custody Agreement

13.1	In the event of a conflict between this Agreement and any other agreement between the Custodian and the Client, the terms of this Agreement shall prevail.

13.2	The Custody Agreement shall be treated as a bilateral agreement between the Custodian and the Client, so that, as between the Custodian and the Client:-

(a)	any reference therein to “the parties” or to “either party” shall be treated as a reference to the Custodian and the Client only, or to the Custodian or the Client only, in each case excluding any other person who may be a third party to the Custody Agreement;

(b)	any reference therein to “the Client” shall be treated as a reference to the Client only, excluding any other person who may be a “Client” under the Custody Agreement (as therein defined); and

(c)	no action taken by any person other than the Client who may be a “Client” under the Custody Agreement shall be recognised by the Custodian as affecting in any way the rights or obligations of the Client or the identity or authority of any person authorised to give instructions on its behalf.

13.3	Clause 8 (Tax) of the Custody Agreement shall be read and construed for all purposes as though the words “and taxes deducted” appeared after the words “with respect to withheld taxes” in paragraph (a) thereof.

13.4	Notwithstanding clause 10 (Deliveries) of the Custody Agreement, the Custodian shall not, otherwise than upon the receipt of and in accordance with Authorised Instructions (as defined therein) and in accordance with this Agreement, authorise a release or delivery of any cash or asset held in any Charged Account and shall not authorise such a release or delivery by reason only that it is related to an internal account transfer between accounts held for the Client.

14	Termination

14.1	Until such time as no further obligations of the Client are outstanding under or pursuant to the terms of the Charge over Custody Accounts Agreement notwithstanding anything to the contrary in clause 20 (Termination & Survival) of the Custody Agreement, this Agreement may not be terminated without the prior written consent of the Security Holder except in circumstances where the Custody Agreement is also terminated.

14.2	The obligations of the Custodian under Clauses 5 (Priority of Lien), 6 (Control of the Charged Accounts), 7 (Statements, Confirmations and Notices of Adverse Claims) and this Clause 14 shall continue in effect until the earlier of (i) the date on which the Security Holder confirms to the Custodian in writing that the Client has made suitable arrangements for another custodian to hold the cash and assets held in the Charged Accounts and gives its written consent to the Custodian to transfer such cash and assets to the new custodian, (ii) the date on which the Security Holder gives notice to the Custodian in writing that this Agreement is to be terminated or, if later, such date of termination as may be specified by the Security Holder in such notice or (iii) the date on which the Security Holder confirms to the Custodian in writing that no further obligations of the Client remain outstanding under or pursuant to the terms of the Charge over Custody Accounts Agreement.

14.3	For the avoidance of doubt, but without prejudice to the Custodian’s right to resign as permitted by Clause 17 (Successors and Assignment):-

(i)

the Custodian shall not, otherwise than with the prior written consent of the Security Holder, give effect to any instruction by the Client to transfer to a new custodian any of the cash and assets held in the Charged Accounts unless (a) the Client shall have given the Custodian notice in writing of its intention to effect the transfer not less than 60 days prior to the date on which such transfer is to have effect and (b) the Custodian shall not have received any Notice of Exclusive Control prior to that date; and

(ii)	nothing in this Agreement shall prevent the Client from giving such an instruction (and, for the avoidance of doubt, it is not necessary for this Agreement to be terminated beforehand) provided that it gives notice to the Custodian and to the Security Holder not less than 60 days prior to that date on which such transfer is to have effect.

15	Amendments and assignment

15.1	Notwithstanding anything to the contrary in clause 20 (Termination & Survival) of the Custody Agreement, no purported amendment, modification or termination of this Agreement other than in accordance with Clause 14 (Termination) or, to the extent that it would affect the application or effect of any provision hereof, of the Custody Agreement shall be binding on any party hereto unless it is in writing and is signed by each of the parties hereto, and any attempt so to amend, modify or terminate otherwise than in writing signed by each of the parties hereto shall be null and void.

15.2	No purported assignment of any rights and no purported transfer of any obligations hereunder shall be binding on any party hereto unless it is in writing and is signed by each of the parties hereto, and any attempt to effect any such assignment or transfer other than in writing signed by each of the parties hereto shall be null and void, save where, in accordance with clause 18 (Assignment and Amendment) of the Custody Agreement, the Custodian assigns its rights and transfers its obligations under the Custody Agreement and assigns its rights and transfers its obligations under this Agreement to the same assignee or transferee.

15.3	No waiver of any rights hereunder shall be binding on any party hereto unless such waiver is in writing and signed by the party by whom enforcement of such rights is otherwise sought.

15.4	No waiver by the Client of any rights under the Custody Agreement in relation to the Charged Accounts which would affect the rights of the Security Holder hereunder shall be valid or binding or recognised or given effect or relied upon or followed by the Custodian, save with the prior written consent of the Security Holder.

16	Severability

If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those two which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

17	Successors and Assignment

17.1	The Custodian may resign as custodian under the Custody Agreement and under this Agreement upon written notice to that effect delivered to the Client and the Security Holder, but such resignation may not take effect, until the earlier of 60 days following such notice or the date on which a successor custodian is appointed, accepts custody of the Charged Accounts and executes an account control agreement satisfactory to the Security Holder. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

17.2	Subject to Clause 15.2, none of the parties shall assign or transfer any of its rights under this Agreement in whole or in part without the express written consent of the other parties.

18	Notices

Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or upon receipt of notice sent by certified or registered mail, return receipt requested, postage prepaid, addressed to the party at the address set forth next to such party’s name at the heading of this Agreement. Any party may change its address for notices in the manner set forth above.

19	Counterparts

This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

20	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

21	Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with English law and the English courts shall have non-exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

EXECUTION:

SIGNED by duly authorised for and on behalf of PARIS RE	) ) )	/s/

SIGNED by duly authorised for and on behalf of CALYON	) ) )	/s/

SIGNED by duly authorised for and on behalf of CALYON	) ) )	/s/ Anne Pagot

SIGNED by duly authorised for and on behalf of BNY MELLON ASSET SERVICING B.V., LONDON BRANCH	) ) ) )	/s/

SIGNED by duly authorised for and on behalf of BNY MELLON ASSET SERVICING B.V., LONDON BRANCH	) ) ) )	/s/ Pim Nederpel
Pim Nederpel Member of the Managing Board Chief Executive Officer BNY Mellon Asset Servicing B.V.

SCHEDULE 1

CHARGED ACCOUNTS

PZZFZ007002 PARIS RE FRANCE HSBC PLEDGE CALYON